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                             Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


                                                                For the Six
                                                                Months Ended
                                                                March 31, 1999

Income Before Income Taxes...................................     $ 2,785

Less Interest Capitalized during
  the Period.................................................           9
Less Undistributed Earnings of Less than 50%
  Owned Affiliates...........................................           2

Add Fixed Charges............................................         275

Total Earnings ..............................................     $ 3,049



Fixed Charges

Total Interest Expense Including Capitalized Interest........     $   191

Interest Portion of Rental Expense...........................          84

    Total Fixed Charges......................................     $   275

Ratio of Earnings to Fixed Charges...........................        11.1